Exhibit 99.1

P R E S S  R E L E A S E: FOR IMMEDIATE RELEASE

For further information:

Company Contacts:

Cornelius B. Prior, Jr., CEO

(340) 777-8000

Michael T. Prior, CFO

(340) 777-8000

ATLANTIC TELE-NETWORK, INC.

REPORTS SECOND QUARTER 2003 EARNINGS THAT ARE 43% HIGHER THAN

SECOND QUARTER 2002 AND 10% HIGHER THAN FIRST QUARTER 2003

ST. THOMAS, U.S. VIRGIN ISLANDS (July 29, 2003) Atlantic Tele-Network, Inc. (AMEX: ANK) today reported earnings of $3.1 million, or $0.62 per share, for the quarter ended June 30, 2003, compared to earnings of $2.2 million, or $0.43 per share, for the quarter ended June 30, 2002, an increase of 43%. The Company’s second quarter earnings also were 10% higher than first quarter 2003 earnings of $2.8 million, or $0.56 per share. Earnings for the first six months of this year total $5.9 million, or $1.18 per share ($1.17 diluted), compared to earnings of $4.2 million, or $0.84 per share ($0.83 diluted) for the six months ended June 30, 2002, an increase of 41%.

Telephone operating revenues were $19.1 million in the second quarter, compared to $16.5 million for the second quarter of 2002, an increase of 16%. The increase in telephone operating revenues is principally attributable to a 26% increase in local exchange revenues and a 9% increase in international long distance revenues, or $1.7 million and $0.9 million respectively. The increase in local exchange revenues primarily reflects the substantial increase in GT&T’s cellular subscribers from the previous year, although GT&T’s wireline subscribers (access lines) increased as well. Cellular subscribers rose from 57,048 on June 30, 2002 to 104,852 on June 30, 2003, an increase of 83%, while wireline subscribers increased from 82,043 to 88,138, or 7%. At the end of the first quarter of 2003, GT&T had cellular subscribers of 92,756 and wireline subscribers of 87,057.

The increase of $1.5 million in international long distance revenue in the first six months of this year compared to last year, about 9%, was due to an increased volume of traffic of about 27%. The increased traffic was due to the substantial increase in GT&T’s subscribers, as well as lower prices for U.S. traffic continuing to stimulate demand in response to the FCC mandated reduction in international settlement rates for traffic between Guyana and the United States effective January 1, 2002. The lower prices for U.S. traffic also appear to have stimulated refiling through the U.S. of traffic for Guyana from foreign carriers which generally pay more to send such traffic to Guyana directly. These two factors have contributed to a reduction in average revenue per minute for inbound long distance.

Total telephone operating expenses were $11.1 million for the second quarter of 2003, compared with $10.4 million for the corresponding quarter of 2002, an increase of 6%, as telephone operating margins widened. The largest contribution to the improvement in margins was a reduction in international long distance expense, which was offset in part by higher general and administrative expense as well as higher depreciation and other expenses related to the substantial expansion of facilities and subscribers.

Cornelius B. Prior, Jr., Chairman of the Board and Chief Executive Officer of Atlantic Tele-Network, Inc. said “We are pleased by the continued growth of our Guyana subsidiary, GT&T, particularly in its cellular operations. Press reports in Guyana about the construction activity of one of the other cellular license holders—with whom GT&T has signed an interconnection agreement—indicate that we may face more significant competition in the cellular business later this year. Cellular operations in Bermuda continued to thrive as well, with our share of net income up 15% from the second quarter of 2002 and up 32% from the first half of 2002. First and second quarter subscriber and revenue growth flattened, but our Cellular One company remains the largest cellular provider in Bermuda and we expect to see growth resume with the introduction of new handsets and services following the completion this month of its upgrade to a “2.5G” CDMA system.”

Atlantic Tele-Network, Inc. is a telecommunications company with headquarters in St. Thomas, U.S. Virgin Islands. Its principal subsidiary, Guyana Telephone and Telegraph Company, Limited, is 80% owned by ATN and is the national telephone service provider in the Cooperative Republic of Guyana for all local, long-distance and international service. ATN owns 100% of Choice Communications, LLC, the largest internet service provider in the United States Virgin Islands and the only wireless TV provider in the USVI, as well as 100% of Atlantic Tele-Center, Inc., a Web-enabled outsourcing call center in Guyana. ATN also holds a 44% investment in Bermuda Digital Communications Ltd., the non-wireline cellular operator in Bermuda using the name “Cellular One”.

This release contains forward-looking statements within the meaning of the federal securities laws. Actual results could differ materially from these statements as a result of many factors, including matters discussed in the Company’s Form 10-K annual report for the year ended December 31, 2002, which is on file with the Securities and Exchange Commission.

Financial tables follow

Schedule A

ATLANTIC TELE-NETWORK, INC.

Statement of Operations Data

For the Three and Six Months Ended June 30, 2003 and 2002

(In Thousands, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Telephone operations:
Revenues:
International long-distance revenues	$10,131	$9,261	$19,342	$17,779
Local exchange service revenues	8,218	6,502	16,259	12,660
Other revenues	756	783	1,619	1,419

Total revenues from telephone operations	19,105	16,546	37,220	31,858

Expenses:
International long-distance expenses	1,936	2,417	3,776	5,085
Telephone operating expenses	7,472	6,868	14,982	13,236
General and administrative expenses	1,643	1,125	3,306	2,268

Total telephone operating expenses	11,051	10,410	22,064	20,589

Income from telephone operations	8,054	6,136	15,156	11,269

Other operations:
Revenues of other operations	1,016	860	2,278	1,945
Expenses of other operations	2,215	2,124	4,323	4,030

Loss from other operations	(1,199)	(1,264)	(2,045)	(2,085)

Other income (expense):
Interest expense	(73)	(131)	(172)	(286)
Interest income	126	350	264	651
Equity in earnings of Bermuda Digital Telecommunications	574	498	1,116	848
Other income (expense):	229	229	411	408

Other income (expense), net:	856	946	1,619	1,621

Income before income taxes and minority interest	7,711	5,818	14,730	10,805
Income taxes	3,844	3,136	7,386	5,683

Income before minority interest	3,867	2,682	7,344	5,122
Minority interest	(761)	(510)	(1,426)	(933)

Net income	$3,106	$2,172	$5,918	$4,189

Net income per share:
Basic	$0.62	$0.43	$1.18	$0.84

Diluted	$0.62	$0.43	$1.17	$0.83

Weighted average common stock outstanding:
Basic	5,016	4,995	5,012	4,995

Diluted	5,016	5,066	5,042	5,066

Schedule B

ATLANTIC TELE-NETWORK, INC.

Selected Operations Statistics

For the Periods Ended December 31, 2002, March 31, 2003 and June 30, 2002 and 2003

(In Thousands, Except Access Line Data)

Guyana Telephone & Telegraph Co., Ltd.

	As of 06/30/03	As of 03/31/03	As of 12/31/02	As of 06/30/02
Access lines (fixed)	88,138	87,057	86,245	82,043

Cellular subscribers lines	104,852	92,756	79,915	57,048

International Long-Distance Traffic:

	For the Three Months Ended		For the Six Months Ended
	06/30/03	06/30/02	06/30/03	06/30/02
International Minutes of Traffic:
Inbound	29,861	25,476	58,025	45,798
Outbound	6,331	4,644	11,933	9,128

Total International Minutes	36,192	30,120	69,958	54,926
International Minutes of Traffic Mix:
Inbound	82.5%	84.6%	82.9%	83.4%
Outbound	17.5%	15.4%	17.1%	16.6%

Total International Minutes	100.0%	100.0%	100.0%	100.0%